EXHIBIT 10.1

CONSULTING SERVICES AGREEMENT

This Consulting Services Agreement (this “Agreement”) is made and entered into on March 1, 2014 (the “Effective Date”) by and between Pharmagen, Inc., a Nevada corporation (the “Company” or “Client”), and Stylinz Industries, Inc., a Wyoming Corporation (the “Consultant”). Each of the Company and the Consultant shall be referred to individually as a “Party” and collectively as the “Parties.”

WHEREAS, Client desires to retain Consultant to provide financial management consulting services, (the “Work”) to include all obligations, duties, and responsibilities required to fulfill the services outlined in this Agreement;

WHEREAS, Consultant represents it is properly qualified to render such consulting services, and wishes to provide the Company with consulting services;

WHEREAS, the Company wishes to engage the Consultant to provide the consulting services.

NOW, THEREFORE, for good and adequate consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto hereby agree as follows:

CONSULTING SERVICES

The Company hereby authorizes, appoints and engages the Consultant to perform the following services in accordance with the terms and conditions set forth in this Agreement:

Assist in due diligence analysis and review for potential acquisition targets as directed. Areas to be covered may include, but not limited to, revenue, gross margin and client concentration analysis.

Assist in strategic support for computer system integration of acquired companies into present or new systems.

Provide other support as requested.

Consultant will submit to the Company, when requested or on a regular periodic basis, complete and accurate reports of the status of Consultant’s efforts.

RELATIONSHIP OF THE PARTIES

Consultant and Client expressly agree that Consultant shall be an independent contractor and shall not be an employee, joint venture partner, agent, representative, broker or principal of Client for any purpose. Consultant reserves the right to perform services for others during the term of this Agreement excluding any direct competitors or accounts of the Client. Consultant shall not acquire any of the rights, privileges, powers, or advantages of an employee of Client including, without limitation, Worker's Compensation, disability insurance, vacation, or sick pay, or any other benefits available to Client's employees. Client will not provide Worker's Compensation insurance, fund California State Unemployment Insurance, or California State Disability Insurance (or unemployment or disability insurance applicable to any other state). Consultant shall be responsible for providing, at Consultant's expense and in Consultant's name, disability, Worker's Compensation, or other insurance required by Client as well as licenses and permits usual or necessary for performing Consultant's duties.

NON-COMPETE / NON-SOLICITATION

Consultant warrants that he does not currently represent or promote any service that competes with any of the Client's services. During the term of this Agreement, Consultant shall not represent, promote or otherwise try to sell any service to any business that competes directly with the Client. In addition, during the term of this Agreement, Consultant will not solicit or divert any customers or Client's employees to any business that competes directly with the Client's business

STATE AND FEDERAL TAXES

Client will not deduct state, federal, or local income taxes, withhold any FICA (Social Security), or perform any other employee-related obligations with regard to Consultant. Consultant shall be solely responsible for and shall pay, when and as due, any and all taxes incurred as a result of Consultant's compensation hereunder.

REPRESENTATIONS AND WARRANTY OF QUALITY

Consultant represents and warrants that Consultant has the qualifications and ability to perform Consultant's work in a professional manner without the advice, control, or supervision of Client. Consultant warrants that it shall exert its commercially reasonable efforts in the performance of the duties as set forth herein, and that it will perform the Consultant's work in a professional manner and in accordance with current industry practices. Consultant further warrants that work shall be provided in compliance with all statutes, acts, ordinances, laws, rules, regulations, codes and standards.

SCOPE OF SERVICES

Consultant will determine the method, details and means of performing Consultant's work. Consultant shall be fully responsible for the professional performance of the Consultant's work, and shall receive no assistance, direction, or control from the Company.

Consultant shall be responsible for all expenses incurred in association with the performance of Consultant's work (travel and associated expenses excluded). Services shall include all activities of Consultant necessary to its performance of the work included in the scope herein described and Consultant shall perform all Services as an independent contractor, not as an agent or employee of the Company.

TERM AND TERMINATION OF AGREEMENT

This Agreement is effective as of the date above and will remain effective for until such time either Party terminates this agreement. Termination must provide a 30-day written notice by either party or at anytime a segment of work is considered complete.

The Parties agree that the Consultant has only committed up to ten (10) hours a week to perform the Work. Any additional commitment of time exceeding the ten hours a week period will be mutually agreed upon.

Client shall be liable only for payment in accordance with the payment provisions of this Agreement for services rendered and charges incurred prior to the effective date of termination. Termination of this Agreement shall not be deemed to affect Consultants obligations with respect to Company proprietary information or other information discovered or derived by Consultant hereunder. After the Initial Term, this Agreement may be renewed only by a written amendment signed by both parties.

Notwithstanding the foregoing, the Company may terminate this Agreement at any time for Cause. For purposes of this Agreement, “Cause” shall mean (a) the misconduct or neglect on the part of Consultant in the performance of any duties that may be reasonably required; (b) the occurrence of circumstances that make it impossible for the business of the Company to be continued; (c) the sale, merger or other disposition of the Company; or (d) the commission by Consultant of an act of fraud, misappropriation, embezzlement, dishonesty or any crime of moral turpitude. Any compensation owed to Consultant, as set forth in Section 3 below, shall be paid to Consultant within five (5) business days should the Company elect to terminate the Agreement pursuant to this provision.

OWNERSHIP OF DOCUMENTS

Client shall have complete and unrestricted right to use all documents prepared by Consultant in connection with its performance of the services described herein. Said documents are to be the property of Client and are not to be used for any other purpose without written consent by Client.

CONFIDENTIAL INFORMATION

Any information (written, oral or observed) received by Consultant from Company during the course of this Agreement will be deemed to be confidential. This information may only be used in the provision of services under this Agreement and may not be revealed to any third parties during this Agreement of after its expiration without the prior written consent of the Company.

CONSULTANT PROPRIETARY DATA

All Consultant Proprietary Data must be clearly marked as proprietary by Consultant. The company agrees to keep such Consultant Proprietary Data confidential, to use it only for the Company's purposes and not to sell, transfer, sublicense, disclose or otherwise make available any of such data to others

INDEMNITIES

Consultant, to the fullest extent permitted by law, agrees to defend, to save harmless, and to indemnify Company against all claims, losses, liability, damage, and expenses caused by or connected with the work of Consultant hereunder. It is understood that the intent of this provision is to absolve and protect Company from any and all loss, liability, damage and expense caused by or connected with the work of Consultant hereunder.

Each party shall be solely responsible for and shall indemnify and hold the other party (including its present and former officer, directors, shareholders and employees) free and harmless from any and all claims, damages, or lawsuits (including without limitation, interest, penalties, and reasonable attorneys' fees and costs) arising or alleged to arise out of the acts of itself, its employees or its agents.

COMPENSATION TO CONSULTANT

The Company shall pay Consultant, as compensation for the services rendered under this Agreement, as follow:

One Hundred Twenty Five Dollars ($125.00) per billed hour. Terms net 15 days.

Additionally, consideration equal to Fifty Dollars ($50.00) per billed hour shall be paid by the Company, on a quarterly basis, by executing and delivering a Warrant Agreement to Consultant. The Warrant Agreement, the form of which is attached hereto as Exhibit A (the “Consulting Warrants”), shall provide Consultant with cashless warrants exercisable into the Company’s common stock. The number of shares to be issued shall be based on any Consulting Fee that is then due and owing and calculated using the Conversion Price on the date the warrants are exercised, except that the Warrants cannot be exercised within six (6) months of the date hereof (“Exercise Date”).

The “Conversion Price” shall be the greater of: (i) the Variable Conversion Price (defined below) and (ii) the Fixed Conversion Price (defined below) (subject, in each case, to equitable adjustments for stock splits, stock dividends or rights offerings by the Company relating to the Company’s securities or the securities of any subsidiary, combinations, recapitalization, reclassifications, extraordinary distributions and similar events). The “Variable Conversion Price” shall mean 50% multiplied by the Market Price (defined below). “Market Price” means the average of the lowest five (5) Trading Prices (defined below) for the Company’s common stock during the ten (10) Trading Day period ending on the last complete Trading Day prior to the Exercise Date. “Trading Price” means, for any security as of any date, the closing bid price on the Over-the-Counter Bulletin Board, or applicable trading market (the “OTCBB”) as reported by a reliable reporting service (“Reporting Service”) designated by Consultant (i.e. Bloomberg) or, if the OTCBB is not the principal trading market for such security, the closing bid price of such security on the principal securities exchange or trading market where such security is listed or traded or, if no closing bid price of such security is available in any of the foregoing manners, the average of the closing bid prices of any market makers for such security that are listed in the “pink sheets” by OTC Markets Group, Inc. If the Trading Price cannot be calculated for such security on such date in the manner provided above, the Trading Price shall be the fair market value as mutually determined by the Company and Consultant. “Trading Day” shall mean any day on which the Company’s common stock is tradable for any period on the OTCBB, or on the principal securities exchange or other securities market on which the common stock is then being traded. The “Fixed Conversion Price” shall mean $0.05.

Compensation for travel time will be paid at Seventy Five Dollars ($75.00) per travel hour payable in Warrants at the same time and calculated in the same manner as the Consulting Warrants detailed above.

NOTICES

Any notice, request, demand, or other communication given pursuant to the terms of this Agreement shall be deemed given upon delivery, if hand delivered or sent via facsimile, or any other method of traceable delivery (including Federal Express), correctly addressed to the addresses of the Parties indicated below or at such other address as such Party shall in writing have advised the other Party.

If to the Company:	Pharmagen, Inc. 9337 Fraser Avenue Silver Spring, MD 20910 Facsimile: (___)___________ Attn: Mackie A. Barch, CEO

Copy to:	Clyde Snow & Sessions, PC 201 S. Main Street, 13th Floor Salt Lake City, UT 84111 Attn: Brian A. Lebrecht

If to Consultant:	Stylinz Industries, Inc. 11000 Jacobs Ct, Truckee, CA 96161

ASSIGNMENT AND DELEGATION

Client has entered into this Agreement with Consultant in reliance upon the specific qualifications of Consultant to perform Consultant's work. Consultant shall not assign any right or delegate any duty under this Agreement to any third party without the express written consent of Client. Any purported assignment or delegation by Consultant in contravention of the terms of this section shall be void.

CONFLICT OF INTEREST

Consultant covenants that Consultant presently has no interest or obligation which would conflict in any manner or degree with the performance of Consultant's work and that Consultant shall, during the term hereof, make no commitments which would interfere with Consultant's ability to perform the Consultant's work. If Consultant performs work for third parties similar to Consultant's work, Consultant shall ensure that the work product is not made available to such third parties.

MISCELLANEOUS PROVISIONS

The failure of either party at any time to require performance by the other party of any provision hereof will not affect in any way the right to require such performance at any time thereafter. The waiver by either party of a breach of any provision hereof will not be taken or held by the other party to be a waiver of the provision itself unless such a waiver is expressed in writing

This Agreement shall be construed, governed and interpreted in accordance with the laws, but not the rules relating to the choice of law, of the State of California and the United States of America.

Except as otherwise provided herein, if a dispute should arise between the Parties including, but not limited to arbitration, the prevailing Party shall be reimbursed by the non-prevailing Party for all reasonable expenses incurred in resolving such dispute, including reasonable attorneys' fees.

If any term, covenant, or condition of this Agreement or the application thereof to Consultant shall, to any extent, be deemed invalid or unenforceable, the remainder of the Agreement shall not be affected thereby and all of the covenants and conditions shall be enforced to the fullest extent permitted by law.

This document constitutes the entire agreement of the parties with respect to the matters set forth herein and expressly supersedes any oral or written agreements between the parties up to and including the date of execution with respect to such matters. Any and all amendments, alterations, or additions to this Agreement must be in writing and executed by Consultant and an authorized representative of Client.

Either party shall be excused from performance hereunder to the extent that such performance is prevented by fire, flood, earthquakes, acts of God, strikes, or other causes beyond the party's reasonable control, provided the non-performing party notifies the other party in writing as soon as possible of the commencement of the condition preventing its performance and its intent to rely thereon to extend the time for its performance hereunder.

The parties acknowledge that Consultant and Client have each had an opportunity to submit this Agreement to the counsel of their choosing for review and comment. Each party has reviewed this Agreement and agrees that the normal rule of construction that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the date first set forth above. All fully executed copies of this Agreement shall be deemed originals.

“Company”	“Consultant”

Pharmagen, Inc.,	Stylinz Industries, Inc.,
a Nevada corporation	a Wyoming Corporation

/s/ Mackie A. Barch	/s/ Adrian Hex
By: Mackie A. Barch	By: Adrian Hex
Its: Chief Executive Officer	Its: President

Exhibit A

Consulting Warrants